Exhibit 2.2

Industry Canada	Industrie Canada

Corporations Canada	Corporations Canada
9th floor	9e étage
Jean Edmonds Towers South	Tour Jean Edmonds sud
365 Laurier Avenue West	365, avenue Laurier ouest
Ottawa, Ontario K1A 0C8	Ottawa (Ontario) K1A 0C8

November 1, 2010 / le 1 novembre 2010	Your file — Votre référence

JOANNE PIERUCCI
STIKEMAN ELLIOTT
199 BAY STREET	Our file — Notre référence
5300 COMMERCE COURT W	654387-1
TORONTO ONTARIO
M5L 1B9
Re — Objet
CoolBrands International Inc.

Enclosed herewith is the document issued in the above matter.	Vous trouverez ci-inclus le document émis dans l’affaire précitée.

A notice of issuance of CBCA documents will be published in the Canada Corporations Bulletin. A notice of issuance of CCA documents will be published in the Canada Corporations Bulletin and the Canada Gazette.
Un avis de 1’émission de documents en vertu de la LCSA sera publié dans le Bulletin des sociétés canadiennes. Un avis de 1’émission de documents en vertu de la LCC sera publié dans le Bulletin des sociétés canadiennes et dans la Gazette du Canada.

IF A NAME OR CHANGE OF NAME IS INVOLVED, THE FOLLOWING CAUTION SHOULD BE OBSERVED:	S’lL EST QUESTION D’UNE DÉNOMINATION SOCIALE OU D’UN CHANGEMENT DE DÉNOMINATION SOCIALE, L’AVERTISSEMENT SUIVANT DOIT ÊTRE RESPECTÉ :

This name is available for use as a corporate name subject to and conditional upon the applicants assuming full responsibility for any risk of confusion with existing business names and trade marks (including those set out in the relevant NUANS search report(s)) Acceptance of such responsibility will comprise an obligation to change the name to a dissimilar one in the event that representations are made and established that confusion is likely to occur. The use of any name granted is subject to the laws of the jurisdiction where the company carries on business.
Cette dénomination sociale est disponible en autant que les requérants assument toute responsabilité de risque de confusion avec toutes dénominations commerciales et toutes marques de commerce existantes (y compris celles qui sont citées dans le(s) rapport(s) de recherches de NUANS pertinent(s)). Cette acceptation de responsabilité comprend l’obligation de changer la dénomination de la société en une dénomination différente advenant le cas où des représentations sont faites établissant qu’il y a une probabilité de confusion. L’utilisation de tout nom octroyé est sujette à toute loi de la juridiction où la société exploite son entreprise
Valérie Carpentier

For the Director General, Corporations Canada	pour le Directeur général, Corporations Canada

    Industry Canada     Industrie Canada

Certificate of Arrangement	Certificat d’arrangement

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

CoolBrands International Inc.	654387-1

Name of CBCA corporation(s) involved-	Corporation number — Numéro de la société
Dénomination(s) de la (des) société(s)
L C S A concernée(s)

I hereby certify that the arrangement set out in the attached articles of arrangement, involving the above-referenced corporation(s), has been effected under section 192 of the Canada Business Corporations Act.
Je certifie que l’arrangement mentionné dans les clauses d’arrangement annexées, concernant la (les) société(s) susmentionnée(s), a pris effet en vertu de l’article 192 de la Loi canadienne sur les sociétés par actions.

/s/ Aissa Aomari	November 1, 2010 / le 1 novembre 2010
Aissa Aomari	Date of Arrangement — Date de l’arrangement
Deputy Director — Directeur adjoint

Industry Canada | Industrie Canada

FORM 14.1 ARTICLES OF ARRANGEMENT (SECTION 192)

FORMULAIRE 14.1 CLAUSES D'ARRANGEMENT (ARTICLE 192)

1 -- Name of the applicant corporation(s) - Dénomination sociale de la(des) requérante(s)	2 -- Corporation No (s) - N°(s) de la(des) société(s)
CoolBrands International Inc.	654387-1
3 -- Name of the corporation(s) the articles of which are amended, if applicable Dénomination sociale de la(des) société(s) dont les statuts sont modifiés, le cas échéant	4 -- Corporation No.(s) - N°(s) de la(des) société(s)
5 -- Name of the corporation(s) created by amalgamation, if applicable Dénomination sociale de la(des) société(s) issue(s) de la(des) fusion(s), le cas échéant	6 -- Corporation No.(s) - N°(s) de la(des) société(s)
7 -- Name of the dissolved corporation(s), if applicable Dénomination sociale de la(des) société(s) dissoute(s), le cas échéant	8 -- Corporation No.(s) - N°(s) de la(des) société(s)
9 -- Name of other corporations involved, if applicable Dénomination sociale des autres sociétés en cause, le cas échéant	10 -- Corporation No.(s) or Jurisdiction of incorporation N°(s) de la(des) société(s)/ou loi sous le régime de laquelle elle est constituée

11 -- In accordance with the order approving the arrangement - Conformément aux termes de l'ordonnance approuvant l'arrangement

The name of ______________________ is changed to ______________________

La dénomination sociale de ______________________ est modifiée pour ______________________

c. ☐ The above named corporation(s) is(are) liquidated and dissolved in accordance with the attached plan of arrangement
La(les) société(s) susmentionnée(s) est(sont) liquidée(s) et dissoute(s) conformément au plan d'arrangement ci-joint

d. ☑ The plan of arrangement attached hereto, involving the above named body(ies), corporate is hereby effected
Le plan d'arrangement ci-joint portant sur la(les) personne(s) morale(s) susmentionnée(s) prend effet

Signature	Printed Name - Nom en lettres moulées	12 -- Capacity of - En qualité de	13 -- Tel. No. - N° de tél.
[signature]	Ken MacKenzie	Secretary and Chief Financial Officer	905-479-8762ext 239

FOR DEPARTMENTAL USE ONLY - À L'USAGE DU MINISTÈRE SEULEMENT

NOV 01 2010

IC 3189 (2003/06)

Canada

Industry Canada Industrie Canada FORM 14.1 FORM ULAIRE I 4.1 Canada Business Loi canadienne sur les ARTICLES OF ARRANGEM ENT CLAUSES D’ARRANGEMENT Corporations Act societ.es par actions (SECTION 192) (ARTICLE 192) 1 — Name of the applicant corporation(s) — Denomination sociale de ia(des) requerante(s) 2 — Corporation No (s) — N°(s) de la(des) societe(s) CoolBrands International Inc. 654387-1 3 —Name of the corporation(s) the“articles ofwhich are amended, If applicable 4 — Corporation No.(s)- N°(s)de la(des) soclgte(s) Denomination sociale de la(des) societe(s) dont les statuts sont modifies, le cas e’cbeant 5 — Name of the corporation(s) created by amalgamation, if applicable 6 — Corporation No.(s) — N°(s) de la(desJsociete(s) Denomination sociale de la(des) societe(s) issue(s) de la{des) fusion(s), le cas e’cbeant T — Name of the dissolved corporation(s), if applicable 8 — Corporation No.(s) — N°(s) de la(des) societe(s) Denomination sociale de la{des) societe(s) dissoute(s), le cas echeant 9 — Name of other corporations involved, if applicable 10 — Corporation No.(s) or Jurisdiction of Incorporation Denomination sociale des autres sociStSs en cause, le cas echeant N°(s)de latdes) societies )/ou loi sous le regime de laquelle eile est constituee II — In accordance w ith the order approving the arrangement — Conformement aux termes de I’ordonnance approuvant I1 arrangement The articles of the above named corporation(s) are amended In accordance with the attached plan of arrangement Les statuts de la(des) societd(s) susmentionnee(s) sont modifies en conformlte avec le plan d’arrangement ci-joint The name of Is changed to La denomination sociale de est modifiee pour The following bodies corporate are amalgamated in accordance with the attached plan of arrangement Les personnes morales suivantes sont fuslonnees conform^ment au plan d’arrangement ci-jolnt The above named corporatlon(s) Is(are) liquidated and dissolved In accordance with the attached plan of arrangement Lades) soclete(s) susmentionnee(s) est(sont) llquidee(s) et dissoute(s) conformement au plan d’arrangement cl-joint The plan of arrangement attached hereto, Involving the above named body(ies), corporate Is hereby effected Le plan d’arrangement ci-jolnt portant sur ia(les) personne(s) morate(s) susmentlonn^e(s) prend effet Signature I Printed Name — Norn enle*ttres mouses Ken MacKenzie Secretary and Chief 905-479—8762ext 239 ) Financial Officer

PLAN OF ARRANGEMENT UNDER SECTION 192 OF THE CBCA
ARTICLE 1
DEFINITIONS AND INTERPRETATION
SECTION 1.1 DEFINITIONS
     In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:
(a)	“Arrangement” means the arrangement under section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement and any amendment or variation thereof made in accordance with Article 7 hereof;
(b)	“Arrangement Effective Date” means the date set out in the Certificate of Arrangement issued in accordance with section 262 of the CBCA;
(c)	“Arrangement Resolution” means the special resolution of Parent Shareholders to approve the Plan of Arrangement which is to be considered at the Meeting;
(d)	“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required by the CBCA to be sent to the Director after the Final Order is made, which should be in form and content satisfactory to Parent and the Company, each acting reasonably;
(e)	“Business Day” means a day which is not a Saturday, Sunday or statutory holiday or a day on which banks in either of Toronto, Ontario or Dover, Delaware are not open for business;
(f)	“CBCA” means the Canada Business Corporations Act, as amended from time to time including the regulations promulgated thereunder;
(g)	“Circular” means the management information circular of Parent to be sent to the Parent Shareholders in connection with the Meeting, including the schedules thereto;
(h)	“Company” means Swisher International, Inc.;
(i)	“Continuance” means the continuance/domestication of Parent into the State of Delaware pursuant to the provisions of the DGCL, and the concurrent discontinuance of Parent from Canada under the provisions of the CBCA;
(j)	“Court” means the Ontario Superior Court of Justice (Commercial List);
(k)	“Delaware Parent” means Swisher Hygiene Inc. a Delaware company, resulting from the Continuance;
(1)	“Delaware Parent Common Stock” means the shares of common stock of Delaware Parent, which Delaware Parent will be authorized to issue following the Continuance;
(m)	“Delaware Secretary of State” means the Secretary of State for the State of Delaware;
(n)	“Depositary” means any trust company, bank or financial institution appointed by Parent for the purpose of, among other things, exchanging certificates representing Parent Common Shares and Delaware Parent Common Stock in connection with the Arrangement;
(o) “DGCL” means the General Corporation Law of the State of Delaware;
(p)	“Director” means the Director appointed pursuant to section 260 of the CBCA;
(q)	“Dissent Procedures” means the procedures set forth in section 190 of the CBCA, as modified by the Interim Order required to be taken by a Parent Shareholder to exercise Dissent Rights;
(r)	“Dissent Rights” means the rights of dissent of Parent Shareholders in respect of the Arrangement Resolution as defined in Article 5 hereof;

(s)	“Dissenting Parent Shareholder” means a Parent Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;
(t)	“Effective Time” means 12:01 a.m. on the Arrangement Effective Date;
(u)	“Final Order” means the final order of the Court, pursuant to section 192 of the CBCA, in a form acceptable to Parent and the Company, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of Parent and the Company, each acting reasonably) at any time prior to the Arrangement Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Parent and the Company, each acting reasonably) on appeal;
(v)	“Interim Order” means the interim order of the Court pursuant to Section 192(3) of the CBCA, in a form acceptable to Parent and the Company, each acting reasonably, providing for, among other things, the calling and holding of the Meeting, as such order may be amended, supplemented or varied by the Court, with the consent of Parent and the Company, each acting reasonably;
(w)	“Letter of Transmittal” means the letter of transmittal to be delivered by Parent to the registered Parent Shareholders providing for the delivery of the Parent Common Shares to the Depositary;
(x)	“Meeting” means the special meeting of Parent Shareholders (including any adjournment or postponement thereof) to be held in accordance with the Interim Order, for among other purposes, to consider and, if deemed advisable, to approve the Arrangement;
(y)	“Parent” means CoolBrands International Inc.;
(z)	“Parent Options” means the 900,000 outstanding options of Parent, each entitling the holder thereof to subscribe for one Parent Common Share in accordance with the terms and conditions of the agreements in respect thereof;
(aa)	“Parent Common Shares” means the common shares which Parent is authorized to issue, as the same are constituted on the date hereof;
(bb)	“Parent Shareholders” means the holders of Parent Common Shares;
(cc)	“Parent Warrants” means the outstanding warrants of Parent to purchase up to 5,500,000 Parent Common Shares;
(dd)	“Person” means any individual, partnership, limited partnership, joint venture, trust, body corporate, unincorporated organization, committee, trade creditors’ committee, government, or agency, or instrumentality thereof, or any other entity howsoever designated or constituted;
(ee)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time; and
(ff)	“Transfer Agent” means Equity Transfer & Trust Company at its principal offices in Toronto, Ontario.
SECTION 1.2 HEADINGS AND REFERENCES
     The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specifically indicated, the terms “this Plan of Arrangement”, “hereof’, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.
SECTION 1.3 CURRENCY
     Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in United States dollars.

SECTION 1.4 TIME
     Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time in Toronto, Ontario.
SECTION 1.5 NUMBER AND GENDER
     In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.
SECTION 1.6 DATE FOR ANY ACTION
     If the date on which any action is required to be taken hereunder is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.
ARTICLE 2
PURPOSE AND EFFECT OF THE PLAN
SECTION 2.1 PURPOSE
     The following is only intended to be a general statement of the purpose of the Plan of Arrangement and is qualified in its entirety by the specific provisions of the Plan of Arrangement. The purpose of the Plan of Arrangement is to (i) transfer all outstanding shares of common stock of Integrated Brands, Inc. owned by Parent, being 7,000 shares representing 70% of the issued and outstanding shares of common stock of Integrated Brands, Inc., to 7624026 Canada Inc.; and (ii) effect the Continuance which will constitute a concurrent exchange of the Parent Common Shares for the Delaware Parent Common Stock on the basis of one $0.001 par value share of Delaware Parent Common Stock for each Parent Common Share.
SECTION 2.2 BINDING EFFECT
     The Plan of Arrangement shall be binding on Parent, Parent Shareholders, holders of Parent Options and holders of Parent Warrants upon the filing of the Articles of Arrangement with the Director and a Certificate of Domestication and Certificate of Incorporation with the Delaware Secretary of State.
SECTION 2.3 ARTICLES OF ARRANGEMENT
     Articles of Arrangement shall be filed with the Director with the purpose and intent that none of the provisions of this Plan of Arrangement shall become effective unless all of the provisions of this Plan of Arrangement shall have become effective.
ARTICLE 3
THE ARRANGEMENT
SECTION 3.1 ARRANGEMENT
     At the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:
(a)	all rights, title and interest of the issued and outstanding shares of common stock of Integrated Brands, Inc. owned by Parent, being 7,000 shares representing 70% of the issued and outstanding shares of common stock of Integrated Brands, Inc., together with Cdn$l,000, shall be transferred to 7624026 Canada Inc., in consideration for which 7624026 Canada Inc. shall issue 1,001 common shares of 7624026 Canada Inc. to Parent;
(b)	the following shall be deemed to occur concurrently:
(i)	Parent shall be continued as a company under the Delaware Act:
(A)	under the name “Swisher Hygiene Inc.” or such other name as is acceptable to Parent and the Company, each acting reasonably, and applicable regulatory authorities;

(B)	with a Certificate of Domestication, Certificate of Incorporation and By-Laws in the form approved by the board of directors of Parent and the Company, each acting reasonably;

(C)	with authorized capital of 400,000,000 shares of Delaware Parent Common Stock, $0.001 par value per share; and

(D)	with principal executive address of 4725 Piedmont Row Drive, Suite 400, Charlotte, North Carolina, 28210 and registered agent for service of National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Kent County, Dover, Delaware, 19904;
(ii)	each outstanding Parent Warrant and Parent Option shall be converted into a warrant or an option, as the case may be, to purchase an equal number of $0.001 par value shares of Delaware Parent Common Stock on the same terms and conditions as are contained in the outstanding Parent Warrant or Parent Option, as the case may be;

(iii)	all right, title and interest of each Parent Shareholder in and to his or her Parent Common Shares shall be exchanged for, and each Parent Shareholder shall be entitled to receive, one $0.001 par value share of Delaware Parent Common Stock for each Parent Common Share; and

(iv)	a holder of Parent Common Shares shall cease to be a holder thereof and shall become a holder of shares of Delaware Parent Common Stock in accordance with the provisions of this Plan of Arrangement; and
(c)	Delaware Parent shall issue Delaware Parent Common Stock to the Parent Shareholders and shall direct its Transfer Agent to register the Delaware Parent Common Stock in the names of registered Parent Shareholders in accordance with each exchange of Parent Common Shares for Delaware Parent Common Stock pursuant to the terms of this Plan of Arrangement.
ARTICLE 4
OUTSTANDING CERTIFICATES
SECTION 4.1
     Subject to Section 5.1, on the Arrangement Effective Date, certificates formerly representing Parent Common Shares shall represent the Delaware Parent Common Stock contemplated in Article 3 which the former Parent Shareholders are entitled to receive after giving effect to Article 3. On the Arrangement Effective Date, certificates formerly representing Parent Options and Parent Warrants shall represent options and warrants of Delaware Parent contemplated in Article 3.

ARTICLE 5
SHAREHOLDERS DISSENT RIGHTS
SECTION 5.1
     Parent Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Parent Common Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order, Final Order and this Article 5, but provided that notwithstanding subsection 190(5) of the CBCA, such Dissenting Parent Shareholder delivers to Parent written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day, that is two Business Days before the date of the Meeting and otherwise complies with the Dissent Procedures.
     If the Arrangement is concluded, a Parent Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Parent the fair value of the Parent Common Shares held by such Dissenting Parent Shareholder in respect of which such Dissenting Parent Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this Article 5, provided that any such Dissenting Parent Shareholder who exercises such right to dissent and who:
(a)	is ultimately entitled to be paid fair value for its Parent Common Shares which fair value, notwithstanding anything to the contrary contained in Part XV of the CBCA, shall be determined as of the close of business on the day before the Arrangement Effective Date, shall be deemed to have transferred its Parent Common Shares to Parent in consideration for a debt claim against Parent to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)	is for any reason ultimately not entitled to be paid fair value for its Parent Common Shares, shall be deemed to have participated in the Arrangement as of the Effective Time on the same terms and at the same time as a non-Dissenting Parent Shareholder and shall be entitled to receive only the same consideration which a Parent Shareholder is entitled to receive under the Arrangement as if such Dissenting Parent Shareholder would not have exercised Dissent Rights.
     In no circumstances shall Parent, Delaware Parent, or any other Person be required to recognize a Dissenting Parent Shareholder unless such Person is a registered holder of those Parent Common Shares in respect of which such rights are sought to be executed. In no case shall Parent, Delaware Parent or any other Person be required to recognize a Dissenting Parent Shareholder as a Parent Shareholder at and after the Arrangement Effective Date, and the names of such Dissenting Parent Shareholders shall be removed from the share register of Parent on the Arrangement Effective Date.
ARTICLE 6
DELIVERY OF SHARES OF DELAWARE PARENT COMMON STOCK
SECTION 6.1 LETTER OF TRANSMITTAL
     The Depositary will forward to each registered Parent Shareholder, at the address of such registered Parent Shareholder as it appears on the register for Parent Common Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the Delaware Parent Common Stock allotted and issued to such registered Parent Shareholder pursuant to the Arrangement.

SECTION 6.2 ENTITLEMENT TO COMMON STOCK CERTIFICATES
(a)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one or more Parent Common Shares which were exchanged for shares of Delaware Parent Common Stock in accordance with Article 3 hereof, together with a completed Letter of Transmittal and such other documents and instruments as would have been required to effect the exchange of the Parent Common Shares formerly represented by such certificate under the CBCA and the by-laws of Parent and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Transfer Agent shall deliver to such Parent Shareholder following the Arrangement Effective Date, certificates representing the Delaware Parent Common Stock to which such Parent Shareholder is entitled to receive in accordance with Article 3 hereof.

(b)	After the Arrangement Effective Date and until surrendered for cancellation as contemplated by Section 6.2(a) hereof, each certificate which immediately prior to the Arrangement Effective Date represented one or more Parent Common Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Delaware Parent Common Stock to which the holder of such certificate is entitled to receive in accordance with Section 6.2(a) hereof.
SECTION 6.3 LOST CERTIFICATES
     In the event that any certificate which immediately prior to the Effective Time represented one or more Parent Common Shares which were exchanged for Delaware Common Stock in accordance with Article 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Delaware Parent Common Stock which such registered Parent Shareholder is entitled to receive in accordance with Article 3 hereof. When authorizing such delivery of certificates representing the Delaware Parent Common Stock which such registered Parent Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the registered Parent Shareholder to whom certificates representing such Delaware Parent Common Stock are to be delivered shall, as a condition precedent to the delivery of such Delaware Parent Common Stock, give a bond satisfactory to Delaware Parent and the Transfer Agent in such amount as Delaware Parent and the Transfer Agent may direct, or otherwise indemnify Delaware Parent and the Transfer Agent in a manner satisfactory to Delaware Parent and the Transfer Agent, against any claim that may be made against Delaware Parent or the Transfer Agent with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Parent.
SECTION 6.4 TERMINATION OF RIGHTS
     Any certificate formerly representing Parent Common Shares that is not deposited, with all other documents as provided in this Article 6 on or before the sixth anniversary of the Arrangement Effective Date, shall cease to represent any claim or interest of any kind or nature against Delaware Parent or the Transfer Agent.
SECTION 6.5 WITHHOLDING RIGHTS
     Parent, Delaware Parent and the Transfer Agent shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Parent Shareholder such amounts as Parent, Delaware Parent and the Transfer Agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Parent Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.
ARTICLE 7
AMENDMENTS
SECTION 7.1 AMENDMENT
(a)	Parent may amend, modify and /or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by Company, (iii) filed with the Court and, if made following the Meeting, approved by the Court, and (iv) communicated to holders of Parent Common Shares if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Parent at any time prior to the Meeting, provided that the Company shall have consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Parent Meeting shall be effective only if (i) it is consented to by each of Parent and the Company, in each case, acting reasonably, and (ii) if required by the Court, it is consented to by holders of some or all of the Parent Common Shares voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time by Parent and the Company, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Parent Common Shares, Parent Warrants or Parent Options.

(e)	The Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Agreement and Plan of Merger.